EX-21.0

Subsidiaries of the Registrant

Name	Percent Ownership	State of Incorporation

Columbia Bank	100%	United States of America*

First Jersey Title Services, Inc.	100%	New Jersey**

1901 Commercial Management Company LLC	100%	New Jersey**

1901 Residential Management Company LLC	100%	New Jersey**

Columbia Investment Services, Inc.	100%	New Jersey**

Stewardship Realty LLC	100%	New Jersey**

Stewardship Statutory Trust I	100%	Delaware***

Columbia Insurance Services, Inc.	100%	New Jersey**

19-01 Community Development Corporation	100%	New Jersey**

* Subsidiary of Columbia Financial, Inc.
** Subsidiary of Columbia Bank
*** Unconsolidated subsidiary of Columbia Financial, Inc.